Exhibit 99.1

Jay Simons of Atlassian Joins HubSpot Board of Directors

CAMBRIDGE, Mass., Jan. 25, 2017 — HubSpot (NYSE: HUBS), a leading marketing and sales software platform, is thrilled to announce that Jay Simons, president of Atlassian, a leading provider of team collaboration software, has joined the HubSpot Board of Directors.

“We’re always looking for smart, humble folks to provide counsel and direction as HubSpot grows and matures. Jay fits that description to a T, and we’re excited to have him on board,” said Brian Halligan, Co-Founder and CEO of HubSpot. “Jay’s deep experience with leading Atlassian’s highly innovative, pro-automation model will be invaluable to us as we expand the HubSpot growth stack platform and evolve our sales process to better meet the needs of the modern customer. We’re looking forward to rolling up our sleeves with him and continuing to transform how business is done in an inbound way.”

“HubSpot is an innovative company that is helping businesses around the world to more effectively engage with customers,” said Jay. “I’m honored to have been chosen to join the HubSpot board, and can’t wait to dig in and help them grow.”

Jay joined Atlassian – the company known for leading collaboration tools including JIRA Software, Confluence, HipChat, Bitbucket, and JIRA Service Desk – in 2008 as VP of sales and marketing to lead the company’s pioneering efforts to develop a high-velocity, low-touch sales model. He’s overseen Atlassian’s global expansion, introduction of its Starter License program (a disruptive approach to “freemium” where the company donates all proceeds to a charitable cause), and its growing worldwide customer community and programs.

Jay has more than 18 years of experience in the software industry. He began his career at Plumtree Software and held a variety of senior marketing and sales roles. Jay oversaw the company’s expansion throughout Europe and Asia Pacific. When Plumtree was acquired by BEA Systems in 2005, Jay became vice president of marketing for BEA Systems, which was later acquired by Oracle in 2008.

Jay holds a bachelor’s degree in political and environmental science from the University of Washington.

Media Contact

Laura Moran

lmoran@hubspot.com

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